Exhibit 99.1

Saga Communications, Inc.

Reports 1st Quarter 2021 Results

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – May 6, 2021 – Saga Communications, Inc. (Nasdaq - SGA) reported today that first quarter 2021 revenue and the related net income continue to be impacted by the ongoing uncertainties in the marketplace. Net revenue was $22.3 million for the quarter ended March 31, 2021 compared to $26.1 million for the same period last year. Station operating expense decreased $3.3 million to $18.9 million for the quarter compared to the same period last year. Station operating income was $4.7 million for the quarter compared to $5.5 million for the first quarter last year. Free cash flow increased 21.4% to $1.8 million for the quarter. Operating income was $883 thousand for the quarter compared to $2.2 million for the same period last year. Operating income in the first quarter of 2020 included $1.3 million in other operating income which was primarily due to the sale of land and a building that were no longer necessary for our operations. Without this sale, operating income would have been $837 thousand in the first quarter of 2020 compared to the $883 thousand reported for the quarter ending March 31, 2021. Net income was $758 thousand for the quarter. Diluted earnings per share were $0.13 in the first quarter of 2021.

The Company’s balance sheet reflects $56.3 million in cash on hand as of March 31, 2021 and $57.4 million as of May 3, 2021. The Company’s total bank debt remained at $10 million as of the end of the first quarter 2021.

Capital expenditures in the first quarter were $534 thousand compared to $1.0 million for the same period last year. The Company expects to spend approximately $4.5 – 5.5 million for capital expenditures during 2021.

Saga’s 2021 1st Quarter conference call will be on Thursday May 6, 2021 at 11:00 a.m. EDT. The dial-in number for the call is 973/528-0008. Enter conference code 969222. A transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EDT on May 6, 2021 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes, changes in the radio broadcast industry in general, and the effects of the ongoing COVID-19 pandemic, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 35 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three Months Ended

March 31, 2021 and 2020

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Operating Results
Net operating revenue	$22,301	$26,051
Station operating expenses	18,923	22,199
Corporate general and administrative	2,438	3,015
Other operating expense (income), net	57	(1,330)
Operating income	883	2,167
Interest expense	73	108
Interest income	(6)	(108)
Other income, net	(272)	(213)
Income before income tax expense	1,088	2,380
Income tax expense	330	700
Net income	$758	$1,680

Earnings per share:
Basic	$0.13	$0.28
Diluted	$0.13	$0.28

Weighted average common shares	5,913	5,866
Weighted average common and common equivalent shares	5,913	5,866

Free Cash Flow
Net income	$758	$1,680
Plus: Depreciation and amortization:
Radio Stations	1,349	1,608
Corporate	69	75
Deferred tax provision	30	115
Non-cash compensation	343	569
Other operating expense (income), net	57	(1,330)
Other income, net	(272)	(213)
Less: Capital expenditures	(534)	(1,021)
Free cash flow	$1,800	$1,483

	March 31,
	2021	2020
Balance Sheet Data
Working capital	$59,029	$50,762
Net fixed assets	$54,022	$57,976
Net intangible assets and other assets	$120,500	$126,703
Total assets	$247,407	$251,520
Long-term debt	$10,000	$10,000
Stockholders' equity	$191,864	$192,913

Saga Communications, Inc.

Selected Supplemental Financial Data

March 31, 2021

(amounts in 000's except ratios)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	Three Months Ended	Three Months Ended	12 Months Ended
	December 31,	March 31,	March 31,	March 31,
	2020	2020	2021	2021
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1) and Leverage Ratio
Net income (loss)	$(1,913)	$1,680	$758	$(2,835)
Exclusions:
Gain (loss) on sale of assets	1,247	1,330	(57)	(140)
Gain on insurance proceeds	233	213	272	292
Interest income	148	108	6	46
Impairment of intangible assets	(5,149)	—	—	(5,149)
Other	133	24	52	161
Total exclusions	(3,388)	1,675	273	(4,790)
Consolidated adjusted net income (1)	1,475	5	485	1,955
Plus:
Interest expense	340	108	73	305
Income tax expense	705	700	330	335
Depreciation & amortization expense	6,524	1,683	1,418	6,259
Non-cash stock based compensation expense	2,221	569	343	1,995
Trailing twelve month consolidated EBITDA (1)	$11,265	$3,065	$2,649	$10,849

Total long-term debt, including current maturities				$10,000
Divided by trailing twelve month consolidated EBITDA (1)				10,849
Leverage ratio				0.92

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three Months Ended

March 31, 2021 and 2020

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Operating income to station operating income reconciliation:
Operating income	$883	$2,167
Plus:
Corporate general and administrative	2,438	3,015
Other operating expense (income), net	57	(1,330)
Station depreciation and amortization	1,349	1,608
Station operating income	$4,727	$5,460